Exhibit 15.2

Costamare Bulkers Holdings Limited

September 3, 2024

Ladies and Gentlemen:

Reference is made to the registration statement on Form 20-F, as the same may be amended from time to time (collectively, the “Registration Statement”), of Costamare Bulkers Holdings Limited (the “Company”) to be filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the spin-off of the Company from Costamare Inc.

We have reviewed the sections in the Registration Statement entitled “The International Dry Bulk Shipping Industry” and “Our Market” and confirm that they accurately describe the international dry bulk shipping market. We further advise the Company that our role has been limited to the review of the sections referenced above and the provision of the information set forth in the sections of the Registration Statement entitled “The International Dry Bulk Shipping Industry” and “Our Market,” including, but not limited to, the statistical data, graphs and tables that appear in those sections (collectively, the “Shipping Information”). With respect to the Shipping Information supplied by us, we advise you that:

●	some industry data included in this discussion is derived from estimates or subjective judgments;

●	the published information of other maritime data collection agencies may differ from this data; and

●	while we have taken reasonable care in the compilation of the Shipping Information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Registration Statement, including, without limitation, such information contained under the sections of the Registration Statement entitled “The International Dry Bulk Shipping Industry” and “Our Market,” (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Exchange Act.

/s/ Stephen Gordon	/s/ Trevor Crowe
For and on behalf of	For and on behalf of
Clarkson Research Services Limited	Clarkson Research Services Limited
Name: Stephen Gordon	Name: Trevor Crowe
Designation: Director	Designation: Director

Clarkson Research Services Limited
Registered office: Commodity Quay | St Katharine Docks | London | E1W 1BF | United Kingdom | England No. 1944749
T: +44 (0) 20 7334 0000
clarksons.com

VAT Number: GB 245 9035 56 | Quality system registered under ISO 9001, Certified By BSI, Licence Number FS 30573